Exhibit 99.1
DIGITALOCEAN HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA
(unaudited)
Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share
We define non-GAAP net income as net income (loss) attributable to common stockholders, excluding stock-based compensation, acquisition related compensation, amortization of acquired intangibles, acquisition and integration related costs, loss on extinguishment of debt, impairment of long-lived assets, restructuring and other charges, restructuring related charges, and other unusual or non-recurring transactions as they occur. We define non-GAAP diluted net income per share as non-GAAP net income divided by the weighted-average diluted shares outstanding, which includes the potentially dilutive effect of our stock options, RSUs, PRSUs, and Convertible Notes.
We believe non-GAAP net income per share provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as this metric generally eliminates the effects of unusual or non-recurring items from period to period for reasons unrelated to overall operating performance.
The following table presents a reconciliation of Net (loss) income attributable to common stockholders, the most directly comparable financial measure stated in accordance with GAAP, to Non-GAAP Net income for each of the periods presented:

	Three Months Ended	Three Months Ended
(In thousands, except per share amounts)	March 31, 2023	June 30, 2023
GAAP Net (loss) income attributable to common stockholders	$(16,370)	$665
Stock-based compensation	27,594	36,429
Acquisition related compensation	7,601	6,980
Amortization of acquired intangible assets	3,790	3,790
Acquisition and integration related costs	1,301	1,446
Impairment of long-lived assets	553	—
Restructuring and other charges	20,869	434
Restructuring related charges(1)	1,907	820
Non-GAAP income tax adjustment(2)	(17,560)	(5,844)
Non-GAAP Net income	$29,685	$44,720

GAAP Net (loss) income per share attributable to common stockholders, diluted	$(0.17)	$0.01
Stock-based compensation	0.26	0.35
Acquisition related compensation	0.07	0.07
Amortization of acquired intangible assets	0.03	0.04
Acquisition and integration related costs	0.01	0.01
Impairment of long-lived assets	0.01	—
Restructuring and other charges	0.19	—
Restructuring related charges(1)	0.02	0.01
Non-cash charges related to convertible notes(3)	0.01	0.01
Non-GAAP income tax adjustment(2)	(0.15)	(0.06)
Non-GAAP Net income per share, diluted	$0.28	$0.44

GAAP weighted-average shares used to compute net loss per share, diluted	95,565	96,247
Weighted-average dilutive effect of potentially dilutive securities(4)	15,660	8,403
Non-GAAP weighted-average shares used to compute net income per share, diluted	111,224	104,650

DIGITALOCEAN HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA
(unaudited)
______________
(1)Primarily consists of salary continuation charges.
(2)Previously, we calculated the income tax effects of non-GAAP adjustments based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which were non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. Prior to fiscal year 2023, U.S. income tax effects of non-GAAP adjustments were subject to a valuation allowance and therefore, were taxed at 0%. Beginning January 1, 2023, the Company projects to be a U.S. taxpayer and will use a long term fixed forecasted rate of 17% on non-GAAP pre-tax income for 2023.
(3)Consists of non-cash interest expense for amortization of deferred financing fees related to the Convertible Notes of $1,559 and $1,561 for the three months ended March 31, 2023 and June 30, 2023, respectively.
(4)Consists of the potentially dilutive effects of our stock options, RSUs, PRSUs, and Convertible Notes. In periods with a GAAP net loss position, these are excluded from GAAP weighted-average shares.
2